Tissue Engineered Brown Adipocyte Constructs

Francisco Silva[1], Dolly Holt[2], Vanessa Vargas[1], Christian Elabd[1], David Bull[2], Amit N Patel[2]
BioRestorative Therapies Inc, NY, USA[1], Division of Cardiothoracic Surgery, [2] University of Utah, Salt Lake City, UT , USA 84132

Abstract

Many treatment modalities exist including reducing calorific intake, exercise, and medicaments [1, 2]. However, these methods substantially depend upon patient compliance and often fail. We explored a surgical option independent of patient compliance that may work to reduce the adipose burden upon patients. This strategy involves the use of brown adipose tissue, which has been shown increase energy intake and metabolize fat [3, 4]. Brown adipose tissue is gaining increased focus and has been identified as a novel target to treat obesity [5]. Brown adipose tissue is relatively prevalent in newborns, but decreases with age leaving only small depots in the cervical, supraclavicular, mediastinal, paravertebral and suprarenal regions in adults [6].

We have developed a strategy to isolate human neonatal brown adipose precursor cells and differentiate them into brown adipose-like cells. Brown adipose cells produce many intracellular lipid vesicles making them too fragile to passage, inject or implant [6]. We therefore developed a tissue engineering strategy utilizing human adipose tissue scaffolds to house differentiated brown adipose cells that can subsequently be implanted. Many current tissue engineered scaffolds that have small pores and limit cell infiltration, diffusion and viability. However, we have created a novel tissue engineered scaffold that possesses large homogenous pores that readily enables cell colonization and viability and provides a relevant and sustainable environment for brown adipose cells.

The surgical implantation of brown adipose tissue has been shown to reverse diabetes and decrease fat mass. However, tissue implantation has major immune rejection problems. Our tissue-engineered strategy can allow autografted or allografted cells to be implanted with low immune rejection risk.

Methods

Human brown adipose derived stem cells were seeded onto scaffolds derived from adult human adipose tissue and subsequently differentiated into brown adipocytes. Scaffolds were implanted in the dorsal fat pad of adult NOD-SCID mice over the course of 6 weeks. White fat-seeded and empty scaffolds were concurrently implanted in separate mice from brown fat-seeded scaffolds to serve as controls. Brown adipocytes within scaffolds remained viable over the course of the 6 weeks and were shown to decrease size and weight of dorsal fat pads within implanted mice. Interestingly, only scaffolds with cells (either brown or white) remained, while empty scaffold controls were completely or mostly degraded by the end of the 6-week study.

Results

A resident stem cell population within depots of brown adipose tissue from adult humans has been isolated and upon differentiation into brown adipocytes demonstrate functional metabolic activity characteristic of brown adipose tissue in vivo. White fat-seeded and empty scaffolds were concurrently implanted in separate mice from brown fat-seeded scaffolds to serve as controls. Brown adipocytes within scaffolds remained viable over the course of 6 weeks and were shown to decrease size and weight of dorsal fat pads within mice. 6 weeks post-transplant brown fat seeded scaffolds demonstrated the presence of multilocular adipocytes, characteristic of brown adipose depots.


A
B
C
D
Fatty Acid Uptake
Time (min)
E
TIME (minutes)

Fig. 1. (A) SEM of brown adipose derived stem cells cultured on porous extracellular matrix scaffolds. (B) SEM of directionally differentiated brown adipocytes on scaffolds.(C) Transcriptional profile of brown adipose derived stem cells differentiated into brown and white adipocytes. (D) Fatty acid uptake of brown fat differentiated brown adipose derived stem cells at 7, 14 and 21 days post differentiation. (E) Functional mitochondrial respiration assay of brown adipose derived stem cells differentiated into brown adipocytes at 7, 14 and 21 days post differentiation.


A
B
C
D

Fig. 2. In vivo imaging of mice using fluorescence molecular tomography with (A-D) brown adipose implanted scaffolds after 3 weeks. Purple indicates scaffold only and Turquoise indicates cells only. Three scaffolds were implanted subcutaneously on the dorsum of the mice. The two lower left scaffolds in each mouse indicate not labeled scaffolds with labeled cells. The upper right scaffolds shows a labeled scaffold with labeled cells.


Fat pad volume (ul)
350
300
250
200
150
100
50
0
Empty scaffolds
White fat scaffolds
Brown fat scaffolds
Type of scaffold implanted

Fig. 3. After 6 weeks, mice were sacrificed and the fat pad volumes were measured. Mice with brown fat scaffold implants had significantly reduced fat pad volumes (n=9 mice per group). * P< 0.5.


A
B
C
D
E
F
G
H
I
20 µm
500 µm

Fig. 4. Histology images of explanted scaffolds after 6 weeks showing, (A) brown fat cells within brown fat scaffold, and (B) white fat cells within white fat scaffolds. These images also show (C) vascularization and (D) integration of host fat with scaffold. Photographic images after 6 weeks of implantation, mice dorsal fur and skin were removed to indicate implanted scaffolds having (E) brown fat, (F) white fat, and (G) empty scaffolds. Importantly, all mice receiving empty scaffold implants resorbed the scaffolds by 6 weeks. Representative images from mice having received brown fat-seeded scaffolds, white fat-seeded scaffolds, empty scaffolds are shown (n=9 mice per group). Confocal images showing viability of (H) brown fat and (I) white fat cells in scaffolds upon explant after 6 weeks. Viable cells were labeled with Calcein AM (Green). Pre-labeled cells with a far red dye are purple. White shoes co-localization of viable and pre-labeled cells, indicating that upon explant 1) many host cells migrated into the scaffolds and 2) implanted cells remained viable within the mouse for 6 weeks. Representative images were taken from 3 different brown or white fat-seeded scaffolds.

Conclusion

These results uniquely demonstrate a resident stem cell population within depots of brown adipose tissue from adult humans. These cells were capable of being seeded onto human derived scaffolds to create a human 3D tissue engineered tissue construct that mimics naturally occurring brown adipose depots. Our scaffolds were shown to provide an effective delivery modality that retained cells and enabled their viability in vivo. The delivery of brown adipocytes within tissue-engineered scaffolds may provide a viable option for reducing white fat burden and ultimately mitigating the harmful effects of obesity and metabolic disorders.

References

[1] Barlow SE, Dietz WH. Obesity evaluation and treatment: Expert Committee recommendations. The Maternal and Child Health Bureau, Health Resources and Services Administration and the Department of Health and Human Services. Pediatrics 1998;102:E29.
[2] Halpern B, Halpern A. Why are anti-obesity drugs stigmatized? Expert opinion on drug safety 2014:1-5.
[3] Lidell ME, Enerback S. Brown adipose tissue--a new role in humans? Nature reviews Endocrinology 2010;6:319-25.
[4] Cannon B, Nedergaard J. Brown adipose tissue: function and physiological significance. Physiological reviews 2004;84:277-359.
[5] Castillo-Quan JI. From white to brown fat through the PGC-1alpha-dependent myokine irisin: implications for diabetes and obesity. Disease models & mechanisms 2012;5:293-5.
[6] Nicholls DG, Locke RM. Thermogenic mechanisms in brown fat. Physiological reviews 1984;64:1-64.